Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
     The following lists the subsidiaries of HLTH Corporation and their respective jurisdictions of incorporation or formation:

Name	Jurisdiction
HLTH Corporation	Delaware
225 Summit Associates LLC	New Jersey
CLD Corporation	Delaware
Healtheon International LLC	Delaware
WebMD International, LLC	Delaware
WebMD Canada Ventures, Inc.	Canada
WebMD UK Limited	England & Wales
Healtheon Software India Private Limited	India
HLTH Domain Corporation	Delaware
PRX Holdings Corp.	Delaware
SNTC Holding, Inc.	Delaware
Porex Corporation	Delaware
Porex Surgical, Inc.	Delaware
Porex Surgical GmbH	Germany
Porex Technologies GmbH	Germany
Porex Technologies LTD	England
Porex Technologies SDN.BHD	Malaysia
ViPS, Inc.	Maryland
ViPS BioMedical Services, Inc.	Pennsylvania
SYN Business Holdings, Inc.	California
SYN Healthcare Service, Inc.	California
SYNC Corp.	New Jersey
WebMD Health Corp. (approximately 84% owned by HLTH Corporation)	Delaware
DE Holdco Inc.	Delaware
WebMD, LLC	Delaware
Endeavor Technologies, Inc.	Georgia
Healtheon/WebMD Cable Corporation	Delaware
Healtheon/WebMD Internet Corporation	Delaware
HW Japan, Inc.	Delaware
MDhub, LLC	Connecticut
MedicineNet, Inc.	California
National Physicians DataSource, LLC	Connecticut
OnHealth Network Company	Washington
BabyData.com, Inc.	Delaware
Demand Management, Inc.	Colorado
Health Decisions, Inc.	Colorado
Health Decisions International, LLC	Colorado
The Ornish Health Program, Inc.	California
Physicians Telephone Directory, Inc.	Connecticut
RxList, Inc.	Delaware
RxList LLC	California
Telemedics, Inc.	Georgia
WebMD Domain Corp.	Delaware
WebMD Health Services Group, Inc.	Delaware
Subimo LLC	Delaware

Name	Jurisdiction
HealthShare Technology, Inc.	Delaware
Summex Corporation	Indiana
OW Corp.	Delaware
Medscape LLC	Delaware
Conceptis LLC	Delaware
Medsite CME LLC	Delaware
eMedicine.com LLC	Delaware
WebMD International, Inc.	Delaware
WebMD Professional Services LLC	Delaware
Medsite LLC	Delaware